Exhibit 3.1
Amended and Restated
Certificate of Incorporation
of
Aurora Diagnostics, Inc.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
     Aurora Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: The name of the Corporation is “Aurora Diagnostics, Inc.” The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was April 23, 2010.
     SECOND: This Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.
     THIRD: This Amended Certificate of Incorporation amends and restates in its entirety the original certificate of incorporation of the Corporation to read as follows:
     1. Name. The name of the corporation is “Aurora Diagnostics, Inc.”
     2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
     3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
     4. Number of Shares.
          4.1 The total number of shares of all classes of stock which the Corporation shall have authority to issue is             shares, consisting of (i)             shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii)             shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).
          4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Common Stock, the number of shares of Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.
     5. Retirement of Outstanding Shares. Upon the effectiveness of this Amended Certificate of Incorporation, each share of common stock of the Corporation, par value $0.01 per share, issued and outstanding immediately prior to such time shall, automatically and without any consideration or action on the part of the holder thereof, be retired.
     6. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
          6.1 Common Stock.
          (a) Voting Rights.
     (i) Each holder of Common Stock, as such, will be entitled to one vote for each share of Common Stock held of record by the holder on all matters on which stockholders generally are entitled to vote (together, if the holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of the Preferred Stock, except as otherwise required in this Amended Certificate of Incorporation (including Section 6.1(a)(ii)) or by applicable law), except that, to the fullest extent permitted by law and subject to Section 6.1(a)(ii), holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series of Preferred Stock, to vote thereon under this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
     (ii) The holders of the outstanding shares of Common Stock shall be entitled to vote separately as a class upon any amendment to this Amended Certificate of Incorporation (including by merger, consolidation, reorganization or similar events) that would alter or change the powers, preferences, or special rights of the Common Stock so as to affect them adversely.
          (b) Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion will determine.
          6.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares without further stockholder approval, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, and the designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (h) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
     7. Board of Directors.
          7.1 Number of Directors.
          (a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such by-laws may be amended from time to time, the “By-laws”), shall so require, the election of the Directors need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 6.2 of this Amended Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be fixed from time to time by the Board.
          (b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 6.2, then upon commencement and for the duration of the period during which such right continues, (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.
          7.2 Classification; Term of Office. Subject to the special right of the holders of any class or series of capital stock of the Corporation to elect directors, the Board shall be divided into the following three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. Each Director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term expiring on the Corporation’s first annual meeting of stockholders following the filing of this Amended Certificate of Incorporation, the Directors first elected to Class II shall serve for a term expiring on the Corporation’s second annual meeting of stockholders following the filing of this Amended Certificate of Incorporation and the Directors first elected to Class III shall serve for a term expiring on the Corporation’s third annual meeting of stockholders following the filing of this Amended Certificate of Incorporation. In the event of any change in the authorized number of Directors, each Director then serving shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of such Director’s current term. Notwithstanding the foregoing, each Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal.
          7.3 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
          7.4 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the expiration of the term of office of the Director whom he or she has replaced and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.
     8. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
     9. Indemnification.
          9.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
          9.2 Prepayment of Expenses. The Corporation shall pay the reasonable expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 9 or otherwise.
          9.3 Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 9 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
          9.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 9 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

          9.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.
          9.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
          9.7 Other Indemnification and Prepayment of Expenses. This Section 9 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
          9.8 Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 9.1 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 9 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Section 9 will apply to claims made against any Covered Person described in Section 9.1 arising out of acts or omissions in respect of the Corporation or one of its Subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.
     10. Written Consent Prohibition. Except as otherwise provided for or fixed pursuant to the provisions of Section 6.2 relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
     11. Special Meetings of the Corporation’s Stockholders. Unless otherwise provided by applicable law and subject to the express terms of any series of shares of Preferred Stock, a special meeting of the Corporation’s stockholders may be called only by (a) the Corporation’s Chairman of the Board, Chief Executive Officer or President or (b) a majority of the members of the Board, and may not be called by any other Person or Persons.
     12. Section 203 of the General Corporation Law. The Corporation will not be subject to the provisions of Section 203 of the General Corporation Law.
     13. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by applicable law or this Amended Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to adopt new By-laws or to alter, amend or repeal the By-laws.

     14. Certificate Amendments. Subject to Sections 6.1(a)(ii), the terms of any Preferred Stock then outstanding and the requirements of the General Corporation Law, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation. In addition, other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law. Except as otherwise expressly specified in this Amended Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended are granted and held subject to the rights the Corporation has reserved in this Section 14. Notwithstanding any other provisions of this Amended Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by applicable law or this Amended Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Sections 7, 10, 11, 13, 14 or 15 of this Amended Certificate of Incorporation.
     15. Corporate Opportunity.
     (a) The Corporation waives, to the maximum extent permitted by law and Section 122(17) of the General Corporation Law (or any successor provision), the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, to any SP Stockholder or any KRG Stockholder (collectively referred to herein as, the “Institutional Stockholders”) or any of their respective directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies or any director or officer of the Corporation who is a director, officer, employee, agent, stockholder, member, manager or partner of any of the Institutional Stockholders or any of their respective Affiliated Companies. No Institutional Stockholder nor any of its directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies nor any director or officer of the Corporation who is a director, officer, employee, agent, stockholder, member, manager or partner of any of the Institutional Stockholders or any of their respective Affiliated Companies shall have any obligation to refrain from (and each shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty solely for) directly or indirectly (1) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation, (2) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or (3) doing business with any client or customer of the Corporation, in each case, so long as such activities do not constitute a Restricted Opportunity. For the avoidance of doubt, no corporate opportunity that (i) the Corporation is not permitted to undertake under the terms of Section 3, (ii) the Corporation is not financially able or contractually permitted or legally able to undertake, or (iii) is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to the Corporation or that is one in which the Corporation has no interest or reasonable expectancy shall or shall be deemed to belong to the Corporation.

     (b) The Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any corporate opportunity that may be presented to or become known to any Institutional Stockholder or any of its directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies (other than any Restricted Opportunity), and no Institutional Stockholder nor any of its directors, officers, employees, agents, stockholders, members, managers, partners or Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies before it pursues or acquire such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.
     (c) Nothing in this Section 15 shall limit or otherwise prejudice any rights the Corporation may have or obtain pursuant to a written agreement against any Institutional Stockholder or any director, officer, or employee of any Institutional Stockholder.
     (d) For purposes of this Section 15, a “Restricted Opportunity” shall mean a corporate opportunity offered to a person in writing solely and expressly by virtue of such person being a director, officer or employee of the Corporation.
     (e) For purposes of this Section 15, an “Affiliated Company” shall mean (i) in respect of any SP Stockholder, any Person which controls, is controlled by or under common control with Summit Partners, L.P., including each of its affiliated investment funds and management entities (other than the Corporation and any Person that is controlled by the Corporation), (ii) in respect of any KRG Stockholder, any Person which controls, is controlled by or under common control with KRG Capital, LLC, including each of its affiliated investment funds and management entities (other than the Corporation and any Person that is controlled by the Corporation), and (iii) in respect of the Corporation, shall mean any Person controlled by the Corporation.
     (f) Any Person purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 15.
     (g) To the extent that any provision of this Section 15 is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Section 15.
     16. Transactions with Institutional Stockholders. The Corporation may enter into a transaction with any of the Institutional Stockholders or their Affiliates, and any Directors who are also directors, officers, stockholders, members, managers and/or employees of any of the Institutional Stockholders or their Affiliates shall be deemed to have fully satisfied and fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such transaction, provided that such transaction (a) was approved by an affirmative vote of a majority of the members of the Board who do not have a material financial interest in the transaction (each, a “Disinterested Director”) or an affirmative vote of a majority of the members of a committee of the Board consisting solely of Disinterested Directors, in each case after the material terms and facts of the transaction have been disclosed to such Disinterested Directors, (b) was fair to the Corporation at the time the Corporation entered into the transaction or (c) was approved by an affirmative vote of the holders of a majority of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class.

     17. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 17.
     18. Definitions. As used in this Amended Certificate of Incorporation, the term:
     (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that Person; provided that (i) neither the Corporation nor any of its Subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholders pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board). For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     (b) “Board” means the Board of Directors of the Corporation.
     (c) “Director” means a member of the Board.
     (d) “KRG Stockholder” means any stockholder of the Corporation that is an Affiliated Company of KRG Capital, LLC, including each of its affiliated investment funds and management entities.
     (e) “Par Value” means, with respect to shares of Common Stock, $0.01 per share, as adjusted for stock splits, reverse splits, combinations, reclassifications, recapitalizations or stock dividends or similar transactions.
     (f) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
     (g) “SP Stockholder” means any stockholder of the Corporation that is an Affiliated Company of Summit Partners, L.P., including each of its affiliated investment funds and management entities.
     (h) “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (i) has, directly or indirectly, the power, through the ownership of securities or interests or otherwise, to elect a majority of directors or similar managing body or (ii) beneficially owns, directly or indirectly, a majority of such Person’s equity securities or interests.
[Signature page to follow]

     WITNESS the signature of this Amended and Restated Certificate of Incorporation this ___ day of ________________.

Aurora Diagnostics, Inc.

By:

Name: Title:	James C. New Chief Executive Officer